Exhibit 11(a)(50)

                              October 19, 1999




   Richard F. Albosta       J. Bennett Johnston
   Robert H.  Beeby         Malcolm Jozoff
   Wilson K. Cadman         William E. Lavery
   James P. Heffernan       Gerald E. Mayo
   Karen L. Hendricks       Douglas E. Olesen
   Malcolm K. Hopkins


   Oliver G. Richard III
   Columbia Energy Group
   13880 Dulles Corner Lane
   Herndon, Virginia 20171-4600

   Madam and Gentlemen:

   In an effort to address any concerns you may have about the nature of the public discourse between Columbia and NiSource over the past few months, we decided to review all of the relevant public statements made by each company. We did not come across anything that would damage Columbia's reputation. In fact, after reviewing the information, we conclude that both NiSource and Columbia have said things that are typical in a contested transaction and that none of the statements was particularly disparaging to either Columbia's or NiSource's reputation.

   Indeed, to the contrary, the Board and management of NiSource have great respect for Rick and his team. One of the reasons we believe a combination of our two companies is so powerful is the strength of Columbia's management. We believe their skills and experience will be a valuable asset to the combined company. That is why we are inviting five of you, including Mr. Richard, to join an expanded Board of Directors and for Mr. Richard to become Vice Chairman. We also would expect to retain the heads of all critical operating units and the current headquarters for those units.

   As we noted in our last correspondence, to address any concerns you may have had about the regulatory process, we retained four former state utility commissioners. Each commissioner has separately concluded that NiSource's projected timetable of six to nine months to close the transaction is reasonable and that our financing plan poses no incremental regulatory risk. Attached for your review are excerpts from the opinions of our experts.




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   We remain convinced that this transaction would be a victory for the shareholders and other constituencies of our respective companies and would welcome the opportunity to sit down with you to discuss our offer.

        Sincerely,


   /s/ Steven C. Beering                   /s/ Ian M. Rolland
   ------------------------------          -----------------------------
   Steven C. Beering                       Ian M. Rolland

   /s/ Arthur J. Decio                     /s/ John W. Thompson
   ------------------------------          -----------------------------
   Arthur J. Decio                         John W. Thompson

   /s/ Dennis E. Foster                    /s/ Robert J. Welsh
   ------------------------------          -----------------------------
   Dennis E. Foster                        Robert J. Welsh

   /s/ James T. Morris                     /s/ Carolyn Y. Woo
   ------------------------------          -----------------------------
   James T. Morris                         Carolyn Y. Woo

   /s/ Gary L. Neale                       /s/ Roger A. Young
   ------------------------------          -----------------------------
   Gary L. Neale                           Roger A. Young


               [Attachment filed herein as Exhibit 11(a)(48)]























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